EXHIBIT 99.1

IZEA Announces Pricing of Public Offering of 2,200,000 Shares of Common Stock

ORLANDO, FL--(09/06/12)- IZEA, Inc. (OTCQB: IZEA), the world leader in social media sponsorship, today announced the pricing of an underwritten public offering of 2,200,000 shares of its common stock, offered at a price to the public of $1.00 per share. The gross proceeds to IZEA from this offering are expected to be $2.2 million, before deducting the underwriting discount and other estimated offering expenses payable by IZEA. IZEA has granted the underwriters a 45-day option to purchase at the public offering price up to an aggregate of 330,000 additional shares of common stock to cover overallotments, if any. The offering is expected to close on or about September 11, 2012, subject to customary closing conditions.
Aegis Capital Corp. is acting as sole book running manager for this offering.
A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on August 23, 2012. Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement. When available, copies of the final prospectus relating to the offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com. Electronic copies of the final prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.
About IZEA
IZEA, Inc. is the world leader in social media sponsorship, operating multiple marketplaces including Staree, WeReward, Sponsored Tweets and SocialSpark. IZEA connects advertisers with social media publishers, helping them monetize their social media presence. The company has completed over 3,000,000 social media sponsorships for customers ranging from small local businesses to Fortune 50 corporations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and general economic conditions that may be less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement/.

Investor Contact
Jennifer Brown
248-376-8079
IZEA, Inc.
jenniferb@izea.com